Exhibit 10.1
Execution Copy

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on April 11, 2025 (the “Effective Date”) by and between PHOTRONICS, INC., a Connecticut corporation, with principal offices at 15 Secor Road, Brookfield, Connecticut 06804 (“Employer” or the “Company”), and GEORGE C. MACRICOSTAS, with an address at [ • ] (“Executive”).

WHEREAS, Employer is engaged in the business of developing, manufacturing and/or marketing photomasks, which are high-precision photographic quartz or glass plates containing microscopic images of electronic circuits (“Employer’s Business”);

WHEREAS, Employer and Executive desire and enter into an employment agreement providing for Executive’s employment by Employer;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has also determined it is in the best interests of the Company and the Company’s shareholders to have the continued dedication of the Executive notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company, by encouraging the Executive’s full attention and dedication to the Company and diminishing the inevitable distraction of personal uncertainties and risks resulting from a Change of Control, by extending to Executive certain compensation arrangements upon a Change of Control which provide Executive with individual financial security, as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.          Employment

(a)        During the Term of Employment (as defined in Section 2), Executive shall report exclusively and directly to the Board of Directors of Employer (the “Board”) and will have, at all times during the Term of Employment, the title of Executive Chairman.  Executive shall have such responsibilities, authorities, duties and reporting employees assigned by the Board and as are usual and customary for the executive chairman of an enterprise of the size and nature of Employer, in accordance with the terms and conditions contained in this Agreement.

(b)        Executive shall devote substantially all of his working time during normal business hours to Employer’s Business as conducted from time to time.  It is agreed that Executive may serve on the board of directors of not more than two (2) companies unrelated to the Employer, provided, however, that Executive’s service on any such board is approved in advance by the Compensation Committee of the Board (the “Compensation Committee”), provided further, that such approval shall not be unreasonably withheld.  For the avoidance of doubt, it shall not be considered a violation of this Agreement for Executive to, (a) engage in or serve such professional, civic, trade association, charitable, community, educational, religious or similar types of organizations or speaking engagements, as Executive may select and (b) attend to Executive’s personal matters and/or Executive’s and/or his family’s personal finances, investments and business affairs, so long as such service or activities described in clauses (a) and (b) immediately preceding do not significantly interfere with the performance of Executive’s responsibilities as an employee of Employer in accordance with this Agreement.

(c)       Executive shall use his best efforts and abilities to promote the Company’s interests and shall perform faithfully the services contemplated by this Agreement in accordance with the Company’s policies as established by the Board.

2.          Term

The term of Executive’s employment under this Agreement shall end on January 6, 2028 (the “Initial Term”).  Thereafter, this Agreement shall be automatically renewed and extended for consecutive two (2) year renewal terms, unless either party sends to the other party a notice of non-renewal at least one hundred eighty (180) days prior to the expiration of the Initial Term or any then-current renewal term (each, a “Renewal Term”, and collectively with the Initial Term and any Renewal Term, the “Term of Employment”).  The Initial Term and each Renewal Term are subject to earlier termination as set forth in Section 5. Notwithstanding the Initial Term or any Renewal Term, payments to Executive in the event the Term of Employment is terminated hereunder are set forth exclusively in Section 5 below, and Executive shall be entitled to no additional payments or damages except as may be provided in any applicable equity award agreement or plan.

3.          Compensation

(a)       Employer shall pay to Executive an annual base salary of Five Hundred Thousand and 00/100 Dollars ($500,000.00) per annum (as amended, the “Annual Base Salary”) during the Term of Employment, subject to review by the Compensation Committee at least annually for increase but not for decrease.  All payments shall be made in equal monthly installments, in arrears, or such other installments as may be consistent with the payroll practices of Employer for its executives. All payments required hereunder, including the payments required by this Section 3(a), may be allocated by the Company to one or more of its subsidiaries to which Executive renders services but the Company shall remain responsible for all payments hereunder and Executive shall have no obligation to seek payment from such subsidiaries.

(b)        During the Term of Employment, Executive shall be eligible to receive annual bonuses in the discretion of the Compensation Committee (each, if so awarded, an “Annual Bonus”).

(c)        Nothing contained in the foregoing shall limit Executive’s eligibility to receive any other incentive compensation pursuant to Employer’s then-current bonus or equity-based plans on the same basis as other senior executives.

4.          Additional Executive Benefits

(a)        Employer shall promptly reimburse Executive for all documented travel, entertainment and other business expenses reasonably incurred by Executive in connection with the performance of Executive’s duties under this Agreement, in accordance with applicable Employer policies.

(b)       During the Term of Employment, Executive shall be entitled to not less than four (4) weeks of vacation each calendar year, which shall not be transferrable to any subsequent year.

(c)       During the Term of Employment, the Company shall provide the Executive with an automobile allowance or company car consistent with the Company’s policies and provisions applicable to other similarly situated executives of the Company.

(d)       During the Term of Employment, Executive and, to the extent applicable, his family, shall be entitled to receive employee welfare benefits, including profit sharing or pension plans, life insurance, health, medical, dental, hospitalization, prescription drug, disability, accidental death and travel accident insurance benefits, and fringe benefits and perquisites, in effect for its similarly situated senior executives from time to time.  Executive and, as applicable, his family, shall be eligible for such benefits commencing on the Effective Date, subject to any initial probationary periods generally applicable with respect to such benefits.

5.          Termination

(a)       Termination for Cause or without Good Reason.  Employer may terminate this Agreement at any time for Cause. Executive may terminate his employment, upon at least thirty (30) days prior written notice to Employer, without Good Reason (as such terms are defined below).  In the event of either such a termination, Executive shall receive payment of unpaid Annual Base Salary through the date of such termination (the “Termination Date”), accrued but unused vacation and sick days, any authorized but unpaid annual bonus, reimbursement for any unreimbursed expenses under Section 4(a) of this Agreement incurred through the Termination Date, and all other accrued payments, benefits and rights under any benefit, compensation, incentive, equity or fringe benefit plan, program or arrangement or grant (such payments, rights and benefits are collectively referred to hereinafter as “Accrued Benefits”), payable no later than seven (7) days following such termination or as soon as practicable under the terms and conditions of the applicable plan, program or arrangement that are applicable to other senior executive participants.

(i)          For purposes of this Agreement, “Cause” within the meaning of this Agreement shall mean:

1)  Executive’s material breach of any of any obligations under this Agreement (other than by reason of physical or mental illness, injury, or condition);

2)  Executive’s conviction by, or entry of a plea of “guilty” or “nolo contendere” in a court of competent and final jurisdiction for any felony or any crime of moral turpitude;

3)   Executive’s commission of an act of fraud upon the Company;

4)  Executive’s engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of the Company or its affiliates;

5)   Executive’s repeated and intemperate use of alcohol or illegal drugs after written notice from the Board;

6)   Executive’s material breach of any other material obligation to the Company (other than by reason of physical or mental illness, injury, or condition) that is or could reasonably be expected to result in material harm to the Company;

7)   Executive’s becoming barred or prohibited by the Securities and Exchange Commission from holding any position with the Company; or

8)  Executive’s violation of any duty of loyalty (i.e., engaging in self-interested transactions, misappropriation of business opportunities that belong to the Company), or a breach of Executive’s fiduciary duties to the Company.

For purposes of this Agreement, no act or failure to act by Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that Executive’s action or omission was in the best interests of Employer.  Any act or failure to act based upon authority given pursuant to a resolution of the Board or upon the instructions of the Board or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer.  Under no circumstances shall poor performance of Executive be deemed to constitute “Cause.”

No termination of Executive’s employment hereunder shall be effective as a termination for Cause unless the provisions set forth in this Section 5(a) shall first have been complied with.  Executive shall be given written notice by the Board (the “Cause Notice”) of its intention to terminate his employment for Cause stating in reasonable detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based, and the Cause Notice shall be received by Executive no more than thirty (30) calendar days after the Board learns of such circumstances.  Executive shall have ten (10) days after receiving such Cause Notice in which to request a hearing before the Board, wherein Executive is given an opportunity, together with his counsel, to be heard by the Board, such hearing to be held within fifteen (15) days after Executive’s receipt of such Cause Notice.  If, within ten (10) days following such hearing (if timely requested), and otherwise within twenty (20) days after such Cause Notice is received by Executive, the Board adopts by the affirmative vote of a majority of the entire membership of the Board (subject to self-recusal in the event Executive is also a member of the Board) a resolution confirming that Cause for terminating Executive’s employment on the basis set forth in the Cause Notice exists, and Executive receives a copy of such resolution, Executive’s employment hereunder shall thereupon be terminated for Cause.

(ii)        For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the written consent of Executive:

1)          Executive is no longer the Executive Chairman of Employer or no longer reports directly to the Board;

2)         A reduction in the Annual Base Salary, or the failure to pay when due the Annual Base Salary or any other material amounts due under this Agreement;

3)         A material diminution or adverse change in Executive’s titles, authorities, duties, responsibilities or reporting relationships, or the assignment to Executive of duties that are inconsistent with, or materially impair his ability to perform, the duties of his position hereunder;

4)          A material breach by Employer of any of its obligations to Executive under this Agreement;

5)         After a Change of Control, Employer provides notice of non-renewal of this Agreement pursuant to Section 2, or a successor Employer fails to assume this Agreement or otherwise fails to comply with the provisions of Section 13(e) hereof; or

6)          The relocation of Executive’s principal place of business outside of a sixty-mile radius of Brookfield, CT;

provided, however, that none of the Good Reason conditions or events described above shall constitute Good Reason unless and until Executive reasonably determines in good faith that a Good Reason condition has occurred and Executive terminates his employment within sixty (60) days after the condition or event which constitutes Good Reason occurs; and provided, further, in each case, that a prior written notice specifying the reasons within thirty (30) days after the initial existence of the condition and an opportunity to cure such condition (if curable) shall be afforded to Employer, and that “Good Reason” shall exist only if Employer shall fail to cure such condition within thirty (30) days after its receipt of such prior written notice.  In addition, Executive must remain willing and able to continue to perform services in accordance with the terms of this Agreement until the effective date of termination and must not be in breach of any of his obligations hereunder.

(b)       Termination without Cause by Employer, or for Good Reason by Employee.  If Employer terminates Executive’s employment without Cause, or Executive terminates his employment with Employer for Good Reason, Executive shall be entitled to receive:

(i)        A cash payment from Employer in an amount equal to one (1) year of Annual Base Salary (such Annual Base Salary as is in effect immediately prior to the date of such termination, disregarding any reduction therein that may constitute Good Reason), to be paid in equal installments, during the twelve (12) month period following the expiration of the Revocation Period defined in the Release referred to in Section 5(e), in accordance with the Company’s customary payroll practices generally applicable to similarly situated employees as may be in effect from time and shall be subject to statutory deductions and withholdings;

(ii)       For a period of twelve (12) months following the termination of employment (the “Continuation Period”), Executive shall receive continuation of all employee benefits and fringe benefits to which Executive was entitled under Section 4(d) (or COBRA benefits at least equivalent thereto) of this Agreement immediately prior to such termination of employment (including family coverage), on terms and conditions that are at least as favorable as those that would have been provided under Section 4(d) (or COBRA benefits at least equivalent thereto) of this Agreement if Executive’s employment had continued for the Continuation Period (disregarding any reduction that may constitute Good Reason) (such employee benefits and fringe benefits are collectively referred to herein as the “Continued Benefits”), as permitted by applicable law without imposition of any excise taxes or penalties; and

(iii)      The Accrued Benefits, payable no later than seven (7) days following such termination or as soon as practicable under the terms and conditions of the applicable plan, program or arrangement that are applicable to other senior executive participants.

(c)          Termination due to Change of Control.

(i)        For purposes of this Agreement, the “Change of Control Period” is the period commencing on the Effective Date and ending on the earlier of: (x) the third anniversary of the Effective Date; and (y) the first day of the month next following the Executive’s 65th birthday (“Normal Retirement Date”) provided, however, that commencing on the date one year after the Effective Date, and on each annual anniversary of the Effective Date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate on the earlier of: (xx) three years from such Renewal Date; and (yy) the first day of the month next following the Executive’s Normal Retirement Date, unless at least 60 days prior to the Renewal Date the Company shall give notice that the Change of Control Period shall not be so extended.

(ii)        For purposes of this Agreement, a “Change of Control” means, and shall be deemed to have taken place, if:

1)          Any individual, partnership, corporation, association, joint stock company, limited liability company, trust, joint venture, unincorporated organization and governmental entity or any department, agency or political subdivision thereof, or a “group” (a “Person”) within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (as set forth in Rule 13d-3 under the Exchange Act) (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this subparagraph (1), the following acquisitions shall not constitute a Change of Control: any acquisition (w) directly from the Company, (x) by any employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate of the Company, (y) by an underwriter temporarily holding such Company common stock or other voting securities pursuant to an offering of such securities or any acquisition by a pledgee of Company common stock or other voting securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) pursuant to a merger or consolidation that does not constitute a Change of Control for purposes of subparagraph (3) below; or

2)          The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

3)          There is consummated a merger or consolidation of the Company or any subsidiary with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; or

4)          The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(iii)       If following a Change of Control during the Change of Control Period, the Executive is terminated by the Company or any successor for any reason (other than for Cause as defined in Section 5(a)(i) hereof), or the Executive resigns for Good Reason as defined in Section 5(a)(ii), Executive shall be entitled to receive the following:

1)          The Accrued Benefits;

2)          The product of (x) the greater of: (aa) the Annual Bonus paid or payable (annualized for any fiscal year consisting of less than twelve full months or for which the Executive has been employed for less than twelve full months) to the Executive for the most recently completed fiscal year during the Term of Employment, if any; or (bb) the average bonus (annualized for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) paid or payable to the Employee by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Termination Date occurs (such greater amount being hereafter referred to as the “Highest Annual Bonus”), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the expiration of the Revocation Period defined in the Release referred to in Section 5(e), and the denominator of which is 365 (the “Stub Bonus”);

3)          An amount equal to the product of (x) 1.5; and (y) the sum of the Annual Base Salary and the Highest Annual Bonus; and

4)           Eighteen (18) months of the cost of the benefits described in Section 4(d) of this Agreement.

(iv)       Any payments to be made to Executive in connection with this Section 5(c) shall be made in a lump sum, subject to statutory deductions and withholdings, in cash within the later of ten (10) business days after the Termination Date, the expiration of the Revocation Period defined in the Release referred to in Section 5(e), or any earlier time required by applicable law.

(v)          In no event shall Executive be entitled to receive both the Severance Payment described in Section 5(b) hereof and the “change of control” payments described in this Section 5(c).

(d)        Termination due to Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death during the Term of Employment.  If Employer determines in good faith that the Disability (as defined below) of Executive has occurred during the Term of Employment, it may provide Executive with written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with Employer shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”) provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with Employer on a full-time basis for 360 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Employer or its insurers and acceptable to Executive or Executive’s legal representative.

Upon termination of Executive’s employment due to death, Executive’s estate, survivors or beneficiaries, shall receive all Accrued Benefits, payable no later than thirty (30) days following such termination or as soon as practicable under the terms and conditions of the applicable plan, program or arrangement.  In addition, Executive’s estate shall be entitled to death benefits under any applicable plans and programs of Employer in accordance with the terms and provisions of such plans and programs.

Upon termination of Executive’s employment due to Disability, Executive shall receive all Accrued Benefits, paid within thirty (30) days of such termination.  In addition, Executive shall be entitled to disability benefits under any applicable plans and programs of Employer in accordance with the terms and provisions of such plans and programs.

(e)        To receive any severance benefits provided for under Section 5(b) or 5(c) of this Agreement, Executive must deliver to Employer an executed general release of claims in substantially the same form as attached hereto as Exhibit A, provided, that in no event shall the release purport to release claims to the compensation described in Section 5(b) or 5(c) and, if applicable, other continuing rights under this Agreement.  Such release shall be delivered by Employer not later than the fifth day following Employer’s termination of Executive’s employment without Cause or Executive’s resignation from Employer for Good Reason, and must be executed and returned by Executive not later than 28 calendar days following delivery thereof.  Payment of any severance or other benefits under this Agreement shall commence on the next payroll date following execution, delivery and non-revocation of the release by Executive.

6.          Non-Competition and Non-Disclosure

(a)          Notwithstanding any other provisions in this Agreement, nothing in this Agreement shall prohibit Executive from acquiring or owning without disclosure to Employer less than 1% of the outstanding securities of any class of any competing corporation that are listed on a national securities exchange or traded in the over-the-counter market.

(b)        During the Term of Employment and at all times thereafter, Executive covenants and agrees that Executive shall keep strictly confidential all non-public proprietary information which Executive may obtain during the course of Executive’s employment with respect to the business practices, finances, developments, marketing, sales, customers, affairs, trade secrets and other confidential information of Employer and its affiliates which shall remain Employer’s exclusive property and Executive shall not disclose the same, except solely in the course of business on behalf of and for the benefit of Employer pursuant to this Agreement, except to the extent that the same is then: (i) publicly available (except where such information becomes publicly available as a result of Executive’s breach of his obligations under this Section 6(b)); (ii) is disclosed to Executive by a third party not under an obligation of confidentiality to Employer; or (iii) required to be disclosed under the laws of the United States or any state in any judicial or administrative proceeding.  Executive further agrees that immediately upon the termination of his employment (irrespective of the time, manner or cause of termination), Executive will surrender and deliver to Employer all (1) lists, books, records, memoranda and data, computer discs, computer access codes, magnetic media, software, of every kind relating to or in connection with Employer’s Business and customers and suppliers of Employer, and (2) all of Employer’s personal and physical property.

(c)         Notwithstanding the foregoing, nothing herein (or in any other agreement between the Executive and the Company) shall prevent the Executive from lawfully, and without obtaining prior authorization from the Company: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. This Agreement shall not be construed or applied to require the Executive to obtain prior authorization from the Company before engaging in any of the foregoing conduct referenced in this Section 6(c), or to notify the Company of having engaged in any such conduct. Further, pursuant to the Defend Trade Secrets Act, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law. In the event the Executive files a lawsuit for retaliation by the Company for the Executive’s reporting of a suspected violation of law, the Executive may (i) disclose a trade secret to the Executive’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if the Executive (A) files any document containing such trade secret under seal; and (B) does not otherwise disclose such trade secret, except pursuant to court order.

(d)         During the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall not compete, directly or indirectly with Employer or its subsidiaries or affiliates in Employer’s Business in any geographic area in which Employer has conducted Employer’s Business during the 12-month period immediately preceding the date of termination of Executive’s employment. Such competition shall, without limitation, include working or being affiliated with in any capacity (including as a founder, employee, owner, consultant, or otherwise), directly or indirectly, for himself or on behalf of any other entity, any business that manufacturers photomasks or that is otherwise competitive with the business of the Company or any subsidiary or affiliate of the Company at any time during Executive’s employment or during the Restricted Period, such as, for example and not as a limitation, Toppan, DNP and the photomask manufacturing operations of semiconductor manufacturers such as Micron and TSMC.

(e)        During the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall not, alone or with others, directly or indirectly solicit for Executive’s benefit or the benefit of any person or organization other than Employer, the employment or other services of any individual whom Executive knows, or reasonably should know, is an executive or consultant of Employer or any subsidiary or affiliate thereof. Notwithstanding the foregoing, it shall not be a violation of this Section 6(d) for Executive to make good faith, generalized solicitations for employees through advertisements or search firms.

(f)        Executive acknowledges that in the event his employment with the Company terminates for any reason, Executive will be able to earn a livelihood without violating the foregoing restrictions.

(g)          Executive acknowledges the reasonableness of the restrictive covenants contained in this Section 6.

(h)      Executive has the right to consult with counsel prior to signing this Agreement and entering into the restrictive covenants and Executive expressly acknowledges and agrees that he has had sufficient opportunity to do so prior to his entry into this Agreement.

(i)         In the event of a breach by Executive of the restrictive covenants in this Section 6, the Company shall be entitled to: (i) cease any remaining payments due hereunder; and (ii) seek injunctive relief.

7.          Representation

Executive hereby represents and warrants that he is not a party to any agreement, whether oral or written, which would prohibit him from being employed by Employer.

8.          Intellectual Property

(a)         Executive has no interest (except as disclosed to the Company) in any inventions, designs, improvements, patents, copyrights and discoveries which are useful in or directly or indirectly related to the business of the Company or to any experimental work carried on by the Company. Except as may be limited by applicable law, all inventions, designs, improvements, patents, copyrights and discoveries conceived by Executive during the Term of Employment which are useful in or directly or indirectly related to the business of the Company or to any experimental work carried on by the Company, shall be the property of the Company. Executive will promptly and fully disclose to the Company all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and will take all steps necessary and reasonably required to assure the Company’s ownership thereof and to assist the Company in protecting or defending the Company’s proprietary rights therein.

(b)        Executive also agrees to assist the Company in obtaining United States or foreign letters patent and copyright registrations covering inventions assigned hereunder to the Company and that Executive’s obligation to assist the Company shall continue beyond the termination of Executive’s employment but the Company shall compensate Executive at a reasonable rate for time actually spent by Executive at the Company’s request with respect to such assistance. If the Company is unable because of Executive’s mental or physical incapacity (for the period of such incapacity only) or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions assigned to the Company (after reasonable efforts to contact employee), then Executive hereby irrevocably designates and appoints the Company, each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive will perform all other lawful acts necessary to assist the Company to enforce any copyrights or patents obtained including, without limitation, testifying in any suit or proceeding involving any of the copyrights or patents or executing any documents deemed necessary by the Company, all without further consideration but at the expense of the Company. If Executive is called upon to render such assistance after the termination of Executive’s employment, then Executive shall be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at the request of the Company.

9.          Notices

All notices shall be in writing and shall be delivered personally, sent by email transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or FedEx) or sent by certified, registered or express mail, postage prepaid, to the parties at their address as set forth in this Agreement.  Any such notice shall be deemed given when so delivered personally; when actually delivered per the delivery receipt if sent by email; upon actual delivery if sent by overnight courier or; if mailed, forty-eight (48) hours after the date of deposit in the mail.  Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder.  Copies of any notices to be given to Employer shall be given to the attention of the General Counsel.  Copies of any notices to be given to Employee personally or by email should be mailed to Executive’s residence address as maintained by Employer in the regular course of its business for payroll purposes, which shall not constitute notice.

10.        Indemnification; Insurance

(a)         During the Term of Employment and thereafter, Employer agrees to indemnify and hold Executive and Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Expenses”) as a result of any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (collectively, a “Claim”) or any proceeding (whether civil, criminal, administrative or investigative), or any threatened Claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive’s performance of Executive’s duties and responsibilities as an officer, director or employee, as the case may be, of Employer, or Executive’s service in any such capacity or similar capacity with an affiliate of Employer or other entity at the request of Employer, both prior to and after the Effective Date, and to promptly advance to Executive or Executive’s heirs or representatives all such Expenses upon receipt by Employer of a written request with appropriate documentation of such Expenses and, if required by applicable law, an undertaking by Executive to repay the amount advanced if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer against such Expenses.  Neither the failure of Employer (including the Board or Employer’s independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under this Section 10 that Executive has satisfied any applicable standard of conduct, nor a determination by Employer (including the Board or Employer’s independent legal counsel or stockholders) that Executive has not met any applicable standard of conduct, shall create a presumption that Executive has not met an applicable standard of conduct.  The indemnification and advancement rights in this Section 10 shall be in addition to (and shall not restrict) any indemnification or advancement rights otherwise applicable to Executive.

(b)        During the Term of Employment and for at least five years thereafter, Employer also shall provide Executive with coverage under its then-current directors’ and officers’ liability policy that is no less favorable in any respect than the coverage then provided to any other present or former executive, officer or director of Employer.  If Executive shall have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive will give Employer prompt written notice thereof; provided, that the failure to give such notice shall not affect Executive’s right to indemnification unless and to the extent such failure materially impacts the defense of such claim.  Employer shall be entitled to assume the defense of any such proceeding, and Executive will use reasonable efforts to cooperate with such defense.  To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between Employer and Executive in connection with the defense of a proceeding, Executive shall so notify Employer and shall be entitled to separate representation at Employer’s expense by counsel selected by Executive, which counsel shall reasonably cooperate, and reasonably coordinate the defense, with Employer’s counsel and reasonably minimize the expense of such separate representation to the extent consistent with Executive’s separate defense.

11.        Treatment of Excess Parachute Payments

Benefits payable under Section 5 upon or following a change in control may subject Executive to an excise tax (the “Excise Tax”) on “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).  In the event that Executive becomes entitled to any such payments and/or benefits or any other amounts in the “nature of compensation” upon or in connection with a change in control, (all such payments and benefits whether under this Agreement or otherwise, including the payments and benefits provided under this Agreement, as amended, being hereinafter called “Total Payments”) that would be subject (in whole or part) to the Excise Tax imposed under Section 4999 of the Code, the Total Award shall be reduced, if and to the extent provided below, so that no portion of the Total Payments is subject to the Excise Tax.  The reduction provided in the foregoing sentence shall only occur if (i) the net present value of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than (ii) the net present value of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments).  In the event that the Total Award is reduced in accordance with the preceding sentence, such reduction shall first be applied to cash payments to which Executive is entitled to receive under this Agreement, as amended, and, to the extent such cash payments are not sufficient to satisfy the Excise Tax, then such reduction shall apply to equity or equity-linked awards then held by Executive.  All determinations required to be made under this section shall be made by the Compensation Committee of the Board after consultation with any advisors it and Executive shall deem appropriate. If any portion of the Total Payments becomes subject to the Excise Tax, Executive acknowledges and agrees that the payment of such tax, together with any interest and penalties, shall be Executive’s sole responsibility.

12.        Code Section 409A

(a)       The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance issued thereunder (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, Employer shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest; provided that Employer agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Code Section 409A. To the extent that any payment or benefits under this Agreement are subject to Code Section 409A and such payments or benefits are conditioned upon a Release, then, if the consideration period and Revocation Period of such Release extends across two calendar years, the payments and benefits subject to Code Section 409A shall not be paid until the second such calendar year.

(b)        A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c)       Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, Employer determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum with interest at the prime rate as published by The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)        Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by Employer under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that Employer is obligated to pay or provide, in any given calendar year shall not affect the expenses that Employer is obligated to reimburse, or the in-kind benefits that Employer is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) Executive’s right to have Employer pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall Employer’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the Effective Date).

(e)        For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

13.          Miscellaneous

(a)         THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW RULES THEREOF.  EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF CONNECTICUT SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT.  EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING.  EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

(b)       EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF ANY HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(c)          This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by an authorized representative of Employer and by Executive or, in the case of a waiver, by an authorized representative of Employer or by Executive, as the case may be.  No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

(d)      If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable; in no event shall this Agreement be rendered void or unenforceable.

(e)        This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer and Employer shall require any such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place, or, in the event Employer remains in existence, Employer shall continue to employ Executive under the terms hereof.  No rights or obligations of Employer under this Agreement may otherwise be assigned or transferred by Employer.  As used in this Agreement, “Employer” shall mean Employer and any successor to its business and/or assets which assumes or is obligated to perform this Agreement by contract, operation of law or otherwise.  This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, estate, trustee, administrators, successors, heirs, distributees, devisees and legatees.  Executive may not assign this Agreement or any rights hereunder, or delegate his duties under this Agreement, without the prior written consent of Employer; however, in the event of the death of Executive, all rights to receive payments hereunder shall become rights of Executive’s devisee, legatee or other designee or Executive’s estate.

(f)         The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or enforcement of this Agreement.

(g)         This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.  Electronic or other facsimile signatures shall be valid and binding for all purposes.

(h)        Executive acknowledges that the cash severance and other benefits to be provided by the Company to Executive are not available under any current plan or policies of the Company. Accordingly, Executive further acknowledges that the payments and benefits under this Agreement provide adequate consideration for Executive’s obligations to the Company contained in Section 6 (Non-Competition and Non-Disclosure), Section 8 (Intellectual Property) and Exhibit A (Release).

(i)       This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, undertakings, commitments and practices relating to Executive’s employment by the Company.

(j)         In the event of the termination or expiration of this Agreement, the provisions of Sections 5, 6, 8, 9, 10, 11, 12, and 13 hereof shall remain in full force and effect, in accordance with their terms.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed on the date first set forth above.

. PHOTRONICS, INC

By:	/s/ Eric Rivera
	Name:	Eric Rivera
	Title:	EVP and Chief Financial Officer

/s/ Geroge C. Macricostas
George C. Macricostas

Exhibit A: Form of Release

see attached

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made by and between George C. Macricostas (“Executive”) and Photronics, Inc. (“Photronics”).

WHEREAS, Photronics employed Executive in the capacity of Executive Chairman pursuant to the terms of that certain Employment Agreement dated April 11, 2025 (“Employment Agreement”), and

WHEREAS, effective                 (“the Termination Date”), [Photronics terminated Executive’s employment without Cause] [Executive resigned with Good Reason] pursuant to Section 5(b) of the Employment Agreement; and

WHEREAS, as a consequence of [Photronics’ termination of Executive’s employment without Cause] [Executive’s resignation with Good Reason], Executive is entitled to certain severance benefits as set forth in Section 5(b) or Section 5(c) of the Employment Agreement, as applicable; and

WHEREAS, per Section 5(d) of the Employment Agreement, the severance benefits are conditioned on Executive’s delivery, and non-revocation, of an executed general release of claims in the form of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the receipt and adequacy of which are hereby acknowledged by the parties, it is agreed as follows:

1.        Severance Benefits:  In consideration for signing this Agreement, and in exchange for and subject to the promises, covenants and waivers set forth and/or incorporated herein, and provided Executive timely executes and delivers this Agreement, and does not exercise his right of revocation as set forth in Section 7 below, in addition to the payment of the Accrued Benefits, as provided for in Section 5(a) of the Employment Agreement, Executive shall be entitled to the severance benefits set forth in Section 5(b) or Section 5(c) of the Employment Agreement, as applicable.

2.         Adequacy of Consideration:  Executive represents, warrants, and acknowledges that the consideration provided under this Agreement is more than Executive is already entitled to receive by law, contract, policy, practice, or otherwise, and that Executive is not owed any wages, commissions, bonuses, vacation, pay, sick pay, personal leave pay, severance pay, notice pay, termination benefits, vacation pay, stock, stock options, equity or other compensation or payments or forms of remuneration of any kind or nature except as expressly set forth herein.

3.       General Release:  For good and valuable consideration, as described above, and in full and final settlement of any liabilities or obligations owed to Executive, however arising (except as expressly excluded herein), Executive hereby releases and forever discharges Photronics, as well as its Executives, agents, officers, directors, and affiliated entities, and each of them as well as their related entities, employees, agents, officers and directors (all collectively “Releasees”), from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which he ever had, now has, or which he may have at any time regarding any matter arising on or before the Effective Date of this Agreement, including but not limited to all claims (whether known or unknown) regarding or arising out of Executive’s employment by Photronics or the termination thereof; any contract (express or implied); any claim for equitable relief or recovery of attorneys’ fees or punitive, compensatory, or other damages or monies, including severance benefits or separation pay (other than as expressly provided herein), vacation pay, sick pay, and personal leave pay; any tort; all claims for alleged fraud, concealment, negligence, negligent misrepresentation, promissory estoppel, quantum meruit, intentional or negligent infliction of emotional distress, wrongful discharge, breach of the covenant of good faith and fair dealing, violation of public policy, sexual harassment, constructive termination, retaliation and discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation or any other factor protected by law, provided, however, that nothing in this Agreement shall effect or impair Executive’s rights with respect to benefits, if any, that are vested.

Executive acknowledges and agrees that this release extends to, without limitation, any claim, asserted or unasserted (whether known or unknown), which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Genetic Information Non-Discrimination Act; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Connecticut Fair Employment Practices Act; the Connecticut whistleblower law, Conn. Gen. Stat. § 31-51m; the Connecticut free speech law, Conn. Gen. Stat. § 31-51q, and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any pension, welfare, or stock plan.

4.         Covenant Not to Sue:  Executive represents and agrees that: (a) he has not filed any lawsuits against Releasees or any of them in any court whatsoever; (b) he has not filed any demand for arbitration against Releasees or any of them; (c) he has not filed or caused to be filed any charges or complaints against Releasees or any of them with any municipal, state or federal agency charged with the enforcement of any law or regulation, including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”), Connecticut Commission on Human Rights and Opportunities (“CCHRO”), and any state or local agency responsible for the enforcement of civil rights laws, wage and hour regulations, or rules relating to employee benefits; and (d) pursuant to and as a part of him complete, total and irrevocable release and discharge of Releasees, Executive agrees, to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against Releasees or any of them with respect to any matter arising on or before the Effective Date of this Agreement which has been released herein; provided however, nothing in this Agreement shall preclude Executive from filing a charge or complaint with the EEOC, CCHRO or other federal, state or local agency, or cooperating with any government agency in connection with an investigation or inquiry.  However, except to the extent prohibited by law, Executive expressly waives any right he may have to recover monetary or other damages, or attorneys’ fees or costs, based on any charge of discrimination or complaint initiated by Executive or on his behalf by the EEOC, CCHRO or some other government agency or third party.

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5.         Confidentiality:  Executive warrants and agrees that he will not discuss, communicate, publicize, disseminate, or confirm the terms of this Agreement except only: (i) to the extent necessary, to his accountant or bona fide tax advisors; (ii) pursuant to valid legal process; (iii) to his attorneys only for the purpose of obtaining legal advice in connection with this Agreement; (iv) to his immediate family members; and (v) as reasonably necessary to enforce the terms hereof or to defend against any claim brought against him by  Releasees or any of them for violation of the terms of this Agreement.

6.         Non-Disparagement:  Executive represents, warrants and agrees to refrain from directly or indirectly making written or oral statements to any person or entity with whom Photronics has had or has a business or prospective business relationship, as well as the press and the community at large, by any means, including but not limited to internet postings, blog entries, and social media, which may reasonably be expected to impugn the character, integrity or ethics, or damage the business, image or reputation, of Photronics or any related entity, or any directors, principals, officers, or employees thereof.  In the event Executive breaches this covenant, Photronics shall be entitled to recover its actual damages as well as attorneys’ fees and costs incurred in the prosecution of the underlying action.  Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct Executive has reason to believe is unlawful.

7.         Review and Revocation Rights:  Executive represents and agrees that Photronics has provided him with at least twenty-one (21) days to consider and negotiate the terms of this Agreement before signing.  In addition, Photronics has encouraged Executive, and hereby does encourage Executive in writing, to consult an attorney regarding this Agreement before signing it.  Executive fully understands his right to consult an attorney regarding his rights and obligations hereunder, including his waiver of claims, and represents and acknowledges that he has in fact consulted, or been provided an ample opportunity to consult, with counsel of his choosing regarding his rights and obligations hereunder prior to signing.  Executive may revoke this Agreement by notifying the Photronics General Counsel of his desire to do so in writing and received no later than the close of business on the seventh day after he has signed below.  This Agreement shall not take effect before the eighth day after execution and delivery, and then only if executed by Photronics and Executive has not exercised his right of revocation.  In the event Executive timely revokes his acceptance of this Agreement, it shall not become effective and he shall receive none of the benefits provided for hereunder.

8.         Knowing and Voluntary Waiver:  Executive agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or claims he has or may have against Photronics, its employees, agents, officers, directors and affiliated entities, or any of them, arising out of his employment relationship with Photronics, or the termination thereof, and that he has no physical or mental impairment of any kind which has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is voluntarily entering into this Agreement and in doing so is not acting under coercion or duress, or under the influence of any medication or mind altering chemical of any type.

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9.       Inadmissible as Evidence:  The terms of this Agreement, including all facts, circumstances, statements, and documents relating thereto, shall not be admissible or submitted as evidence in any litigation in any forum for any purpose other than to secure enforcement of the terms and conditions of this Agreement, except as otherwise provided herein.

10.      Entire Agreement/Amendments:  This Agreement sets forth the entire agreement between Executive and Photronics as to the subject matter hereof and, except as otherwise expressly provided herein, supersedes any and all prior oral and written agreements between Executive and Photronics or any of its predecessors, affiliates or related entities, provided, however, that Executive remains bound by all continuing obligations under the Employment Agreement.  This Agreement may not be altered, amended, or modified except by a further writing signed by Executive and an authorized representative of Photronics.

11.      Company Property:  Executive represents, warrants, and agrees that he has returned, or will promptly return, all company property in his possession, including without limitation keys, security passes, company identification cards, electronic devices, and equipment.  Executive further agrees not to purge or delete files, e-mails, or other data, except that which is of a purely personal nature, contained on his computer, Photronics’ computer/information systems, or any third-party computer/information systems (such as those of Photronics’ payroll company or banks) to which he had access.

12.   Governing Law/Jurisdiction/Venue:  The validity and construction of this Agreement shall be governed by the laws of the State of Connecticut, excluding the conflict of laws principles thereof.  The parties agree that any dispute concerning the enforcement or interpretation of this Agreement shall be submitted to the U.S. District Court for the District of Connecticut or the Superior Court of the State of Connecticut for resolution, and to the extent necessary all parties or beneficiaries of this Agreement submit to the jurisdiction of the Connecticut courts and agree to waive any challenge to personal jurisdiction.

13.      Severability:  If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective by an authority of competent jurisdiction, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties, provided however, that if the release provisions of this Agreement are deemed illegal, unenforceable or ineffective by an authority of competent jurisdiction, Photronics shall be relieved of any remaining obligations hereunder and may seek recovery or offset of any payments made in connection with this Agreement.

14.       No Extra-Contractual Representations:  Executive represents and acknowledges that in executing this Agreement he has not relied upon any representation or statement made by Photronics or by any agents, representatives, or attorneys of Photronics regarding the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this written Agreement.

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15.      Further Acknowledgements and Representations:  Executive acknowledges and represents that he has not suffered any discrimination or harassment by Photronics, or any employee, agent or representative of Photronics, on account of his race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law.  Executive further acknowledges and represents that he has not been denied any leave, benefits, or rights to which he may have been entitled under the FMLA or any other federal or state law, and that he has not suffered any job-related wrongs or injuries for which he might still be entitled to compensation or relief.  Executive further acknowledges and represents that, except as expressly provided in this Agreement, he has been paid all wages, commissions, bonuses, compensation, benefits, and other amounts Photronics ever owed to him, and he understands he will not receive any additional compensation, severance, or benefits except as expressly provided herein.

16.       Cooperation:  Executive represents, warrants, and agrees that, upon request by Photronics following reasonable notice, he shall appear to testify, and testify fully and truthfully, at any deposition, trial, mediation, arbitration, or other similar proceeding in which Photronics is a party.  In the event Photronics requests, pursuant to the provisions of this section, that Executive travel to any location for the purpose of participating in a deposition, trial, mediation, arbitration. or other similar proceeding, Photronics shall reimburse Executive for all reasonable out-of-pocket expenses he incurs for food, lodging and travel, upon presentation of receipts evidencing such expenses.  In addition, Executive further represents, warrants, and agrees that he shall cooperate with Photronics regarding any claims threatened or made against Photronics, as well as in regard to investigations, whether conducted by Photronics or by a governmental agency, with respect to matters as to which Photronics reasonably believes him to possess relevant knowledge or information.  As part of this cooperation, Executive shall be available on reasonable notice to be interviewed by counsel for Photronics and to respond in a reasonably prompt manner to all reasonable inquiries (including telephonic and written inquiries) for information or records in his possession, custody or control pertaining to any such matters.  Executive agrees to be truthful and cooperative in any such interview and in responding to any such inquiry.

17.       Counterparts; Facsimile or Electronic Execution and Delivery:  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  Facsimile or electronic execution or delivery of this Agreement shall constitute legal, valid, and binding execution or delivery for all purposes.

[Signature Page Follows]

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PHOTRONICS, INC.

By:
Name:
Title:	Date:

George C. Macricostas	Date:

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